                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                   ACTV, Inc.

                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per exchange Act Rules 14a-6 (i) (1) and 0-11.

(1)      Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
(5)      Total fee paid:


--------------------------------------------------------------------------------
[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:


--------------------------------------------------------------------------------
(2)      Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------
(3)      Filing Party:


--------------------------------------------------------------------------------
(4)      Date Filed:



--------------------------------------------------------------------------------

                                   ACTV, INC.
                       233 Park Avenue South, 10th Floor
                         New York, New York 10003-1604

                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 27, 2002

                              -------------------

TO THE STOCKHOLDERS OF ACTV, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of ACTV, Inc. (the "Company") will be held at the W Hotel-Union Square, 201 Park Avenue South, New York, New York 10003 on June 27, 2002, at 9:30 a.m., local time for the following purposes:

         1. To elect two Class III directors to hold office for a term of three years;

         2. To ratify the appointment of Deloitte & Touche, LLP, as the Company's independent certified public accountants for the ensuing year; and

         3. To act upon such other business as may properly come before the Meeting or any adjournment thereof.

         Only Stockholders of record at the close of business on May 10, 2002 are entitled to notice of and to vote at the Meeting and any adjournments thereof.

         In order to ensure the presence of a quorum at the Meeting, it is important that Stockholders representing a majority of the voting power of all stock outstanding be present in person or represented by their proxies. Therefore, whether you expect to attend the Meeting in person or not, please vote your shares by proxy over the Internet (see the enclosed proxy card for instructions) or sign, fill out, date and promptly return the enclosed proxy card in the enclosed self-addressed, postage-paid envelope. If you attend the Meeting and prefer to vote in person, you can revoke your proxy.

         In addition, please note that abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal.



Dated: April 30, 2002                     By Order of the Board of Directors,


                                          /s/ DAVID REESE
                                          ------------------------------
                                          David Reese
                                          Chairman

                                   ACTV, INC.
                       233 PARK AVENUE SOUTH, 10th Floor
                         NEW YORK, NEW YORK 10003-1604


                             ----------------------


                                PROXY STATEMENT

                            -----------------------


                         ANNUAL MEETING OF STOCKHOLDERS


             To Be Held at 9:30 a.m., at the W Hotel-Union Square,
                             201 Park Avenue South
                           New York, New York 10003,
                                on June 27, 2002


         This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of ACTV, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at 9:30 a.m., at the W Hotel-Union Square, 201 Park Avenue South, New York, New York 10003, on June 27, 2002, and at any adjournments thereof. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Chairman of the Board of Directors of the Company written notice of the revocation, by submitting a proxy bearing a later date, or by attending the Meeting and voting. This Proxy Statement, the accompanying Notice of Meeting and form of proxy have been first sent to the Stockholders on or about June 1, 2002.

         All properly executed, unrevoked proxies on the enclosed form, if returned prior to the Meeting, will be voted in the manner specified by the Stockholder. If no specific instruction is given, the shares represented by the proxy will be voted in accordance with the Board of Directors' recommendations.

         In addition, please note that abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal.


                             OWNERSHIP OF SECURITIES

         Only Stockholders of record at the close of business on May 10, 2002 the date (the "Record Date") fixed by the Board of Directors in accordance with the Company's By-Laws, are entitled to vote at the Meeting.

         Each outstanding share of common stock, $0.10 par value per share (the "Common Stock") is entitled to one vote on all matters properly coming before the Meeting. A majority of the shares of the outstanding Common Stock is necessary to constitute a quorum for the Meeting.

         The following table sets forth information as April 30, 2002, relating to the beneficial ownership of Common Stock by (1) each beneficial owner of 5% or more of outstanding Common Stock of the Company, based upon information filed by such owners with the Securities and Exchange Commission; (2) each of the Company's directors; (3) each of the Company's named executive officers, as defined under the Securities Exchange Act of 1934; and (4) all directors and executive officers as a group. The table does not include options that have not vested or are not exercisable within 60 days of the Record Date:


Name and Address
of Beneficial Owner (1)               Number of Shares (2)   Percent of Class
-----------------------              ---------------------   -----------------
Liberty Media Corporation (3)            8,810,000              15.8%

David Reese                              2,144,961 (4)           3.7%

Bruce J. Crowley                         1,307,289 (5)           2.3%

Christopher C. Cline                       603,911 (6)           1.1%

William C. Samuels                       4,626,293 (7)           7.9%

John C. Wilcox                              46,000 (8)           *

Michael J. Pohl                                  0               *

All officers and directors
as a group (2-8)                         8,728,454              14.23%


* Indicates less than 1% of the total shares outstanding.

(1) Unless otherwise indicated, the address of each beneficial owner is c/o ACTV, Inc., 233 Park Avenue South, 10th Floor, New York, New York 10003-1604.

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3) The address of Liberty Media Corporation is 8101 E. Prentice Avenue, Suite 500, Englewood, Colorado 80111.

(4) Includes options to purchase 1,550,000 shares that are presently exercisable or that become exercisable within 60 days of the date of this report.

(5) Includes options to purchase 905,000 shares that are presently exercisable or that become exercisable within 60 days of the date of this report.

(6) Includes options to purchase 73,333 shares that are presently exercisable or that become exercisable within 60 days of the date of this report. In addition, Mr. Cline, as the trustee of the Company's 401(k) Plan, votes its 452,360 shares of Company common stock, which are included in Mr. Cline's total ownership.

(7) Includes options to purchase 2,867,000 shares that are presently exercisable or that become exercisable within 60 days of the date of this report.

(8) Includes options to purchase 45,000 shares that are presently exercisable or that become exercisable within 60 days of the date of this report. Also includes 1,000 shares owned by Mr. Wilcox' wife.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The By-Laws of the Company provide that the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III. At any Annual Meeting of Stockholders held after the initial election of all Classes of directors, successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three-year term.

         Two Class III directors are proposed to be elected at the Meeting, each to hold office for a period of three years, or until such director's successor shall be elected and shall qualify, subject, however to prior death, resignation, retirement, disqualification or removal from office. Unless such authority is withheld, it is intended that the accompanying proxy will be voted in favor of the two persons named below, each of whom are now serving as Class III Directors, unless the Stockholder indicates to the contrary on the proxy. The Company expects that each of the nominees will be available for election, but if neither of them is a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy or the number of directors to be elected at this time may be reduced by the Board of Directors.

Class III Director Nominees--Expiring 2005.

         William C. Samuels, (59), Director since August 1989. Chairman of the Board from November 1994 to July 2001. Chief Executive Officer from August 1993 to June 2001. From August 1989 to February 1999, Mr. Samuels also served as President of the Company. Mr. Samuels is currently employed by the Company as an advisor on intellectual property and general corporate matters. He is a trustee of Howard J. Samuels Institute at City College in New York, New York and is on the Board of Directors of the Council of Economic Priorities. Mr. Samuels received a J.D. from Harvard Law School and a B.S. from the Massachusetts Institute of Technology.

         John C. Wilcox, (59), Director since July 2000, is Vice Chairman of Georgeson Shareholder Communications Inc., a firm specializing in corporate governance, proxy solicitation and other services to publicly-traded companies. Mr. Wilcox has been with Georgeson for 28 years. He is Vice Chairman of the Board of Trustees of the Woodrow Wilson National Fellowship Foundation, and a trustee of Bennington College. He received a B.A. from Harvard College, an M.A. from the University of California, Berkeley, a J.D. from Harvard Law School and an LL.M degree from the New York University Graduate School of Law.

Class I Incumbent Director--Term Expiring 2003.

         At the date of this Proxy, the Company's Class I directorship is vacant. The Company expects to appoint a new, non-employee director to fill this vacancy.

Class II Incumbent Directors--Term Expiring 2004.

         David Reese, (46), Director since 1992. Chairman of the Board since July 2001, Chief Executive Officer since June 2001 and President since February 1999. Mr. Reese is also President of ACTV Entertainment, Inc., a subsidiary of the Company ("ACTV Entertainment"), since November 1994. He has been employed by the Company since December 1988, and served as the Company's Vice President of Finance from September 1989 through November 1993 and Chief Operating Officer from February 1999 to July 2001. Mr. Reese is the chair of the advisory board of Pennsylvania State University's School of Information Science and Technology. He has a B.S. from Pennsylvania State University.

         Michael J. Pohl, (51), Director since 2001. Mr. Pohl is President of nCUBE Corporation, a worldwide leader in providing streaming media solutions for all broadband networks. Mr. Pohl was formerly President and CEO of SkyConnect, Inc. and was named President of nCUBE in July 1999 when nCUBE acquired SkyConnect. Prior to joining SkyConnect, Mr. Pohl served as Senior Vice President for Douglas Communications Corp. II ("DCC II"), one of the nation's leading cable operators. At DCC II, he oversaw acquisitions, divestitures, new ventures, programming, marketing and re-franchising activities. Prior to joining DCC II, Mr. Pohl was Senior Vice President of Corporate Development for Tribune Cable Communications from 1981 to 1986, where he administered government, corporate and media relations. Mr. Pohl previously served as Director of the White House Media Advance Office under President Jimmy Carter.


Stockholder Vote Required

         Election of each director requires the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION TO
              THE BOARD OF DIRECTORS OF THE COMPANY OF EACH OF THE
                               DIRECTOR NOMINEES.

                             EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2001, December 31, 2000, and December 31, 1999, paid to the Company's Chief Executive Officer, the three other most highly compensated executive officers (the "Named Executive Officers") at the end of the above fiscal years whose total compensation exceeded $100,000 per annum.



                                         Annual Compensation       Long-Term Compensation
                                         -------------------       ----------------------
                                                                        Restricted    Securities
                                                                             Stock    Underlying        All Other
Name and Principal                Year        Salary         Bonus          Awards       Options     Compensation
Position
------------------------------------------------------------------------------------------------------------------
David Reese (1)                   2001      $319,575            $0              $0       286,000           $2,719
                                  2000      $295,000            $0              $0       300,000           $2,765
                                  1999      $245,000       $34,410              $0             -         $900,254

Bruce Crowley (2)                 2001      $294,514            $0              $0       174,000           $2,400
                                  2000      $295,000            $0        $202,943       200,000           $2,548
                                  1999      $245,000       $37,000              $0             -         $692,250

Christopher Cline (3)             2001      $187,115            $0              $0             -           $2,070
                                  2000      $200,000       $75,000              $0        25,000           $1,544
                                  1999      $150,000        $5,000              $0       140,000         $704,733

William C. Samuels (4)            2001      $293,881            $0      $2,300,000             -          $10,400
                                  2000      $345,000            $0      $6,900,000             -          $10,400
                                  1999      $295,000       $25,000      $3,123,376             -       $1,976,716

(1) Mr. Reese has served as the Company's Chairman of the Board and Chief Executive Officer since July 2001 and June 2001, respectively. Mr. Reese has also served as the Company's President since February 1999. Mr. Reese also served as Chief Operating Officer from February 1999 to July 2001. Mr. Reese has been President of ACTV Entertainment since 1994. Prior thereto he was the Company's Vice President of Finance from September 1989 through November 1992. Mr. Reese's "other compensation" for 2001 and 2000 relates to payments of life insurance premiums and for 1999 relates to the payment of life insurance premiums, the exercise of SARs, and the forgiveness of a loan made to purchase Common Stock.

(2) Mr. Crowley has served as President of HyperTV Networks, Inc. since December 1995. Mr. Crowley's "other compensation" for 2001 and 2000 relates to payments of life insurance premiums and for 1999 relates to the exercise of SARs, and the forgiveness of a loan made to purchase Common Stock.

(3) Mr. Cline has served as Chief Financial Officer from November 1993 to July 2000, and from April 2001. Mr. Cline also served as Senior Vice President-New Business Development from December 1999 to April 2001. Mr. Cline's "other compensation" for 2001 and 2000 relates to payments of life insurance premiums and for 1999 relates to the exercise of SARs and the forgiveness of a loan made to purchase Common Stock.

(4) Mr. Samuels served as Chairman of the Board from November 1994 to July 2001 and Chief Executive Officer from August 1993 to June 2001. Mr. Samuels is currently employed by the Company as an advisor on intellectual property and general corporate matters. Mr. Samuels has also served as a Director of the Company since August 1, 1989. Mr. Samuels' "other compensation" for 2001 and 2000 relates to payments of life insurance premiums and for 1999 relates to the payment of life insurance premiums, the exercise of SARs, and the forgiveness of a loan made to purchase Common Stock. The restricted stock awards were based upon the market price of the common stock during the first Quarter of each year reported. Further, such shares were subject to forfeiture and other restrictions pursuant to Mr. Samuels' employment agreement.


         Options Grants to Named Executive Officers in Last Fiscal Year

         The following table sets forth certain information with respect to all outstanding stock options issued during 2001 to the Company's Named Executive Officers.

                                  Individual Grants
                                  ------------------                                      Potential Realizable Value
                             Number of                                                    At Assumed Annual Rates of
                            Securities     Percent of Total                                 Price Appreciation for
                            Underlying     Options Granted                                       Option Term
                              Options      to Employees In      Exercise    Expiration    --------------------------
Name                          Granted       Fiscal Year          Price        Date          5%               10%
-----                       ----------     ---------------     -------      ----------    -------        -----------

David Reese                    286,000        11.99%            $2.50        12/31/06     $177,739       $450,522
Bruce Crowley                  174,000         7.29%            $2.50        12/31/06     $108,135       $274,094



         The following table sets forth for the Named Executive Officers certain information with respect to exercises of stock options during 2001 and year-end 2001 stock option holdings. (1)

                                 Shares                    Number of Unexercised          Value of Unexercised
                            Acquired on         Value      In-The-Money Options           In-The-Money Options
Name                       Exercise (#)      Realized   (Exercisable/Unexercisable)    (Exercisable/Unexercisable)
----                       ------------      --------   ---------------------------    ---------------------------

David Reese                  500,000       $440,000          1,264,666/285,334              $385,567/$71,334
Bruce Crowley                200,000       $500,000           731333/173,667                $221,233/$43,417
Christopher Cline             31,565        $82,172                 0/0                           $0/$0
William Samuels                    0             $0          2,413,000/454,000              $753,750/$113,500



(1) The closing bid price of a share of the Company's Common Stock at December 31, 2001 was $1.85. The exercise prices of the options held by Named Executive Officers at December 31, 2001 range from $1.50 to $13.50.

Director Compensation

         Non-employee directors may be paid an honorarium for attending meetings of the Board of Directors of the Company, in an amount that management anticipates will not exceed $10,000 per year. There were no director fees paid in 2001.

Employment and Consulting Agreements

         The Company and Mr. Reese entered into an employment agreement in August 1995, as most recently amended in March 2002. Mr. Reese currently serves as the Company's Chairman of the Board, Chief Executive Officer and President, and receives an annual salary of $300,000. Mr. Reese's employment agreement contains non-competition provisions pursuant to which he has agreed not to engage in a business that is competitive with the Company during the term of his employment agreement and for one year thereafter.

         Mr. Reese's employment agreement contains a change of control provision whereby, in certain circumstances, including the possibility that a person becomes the owner of 30% or more of the outstanding securities of the employer, then all stock options granted to Mr. Reese shall become vested and exercisable and , at his option, he shall receive a special compensation payment for the exercise cost of all vested options upon exercising those options any time within twelve months after the effective date of the change of control. Additionally, if at any time within three years of said change of control Mr. Reese is not retained as Chief Executive Officer and President of the Company, Mr. Reese will receive a bonus equal on an after-tax basis to two times his average compensation for the previous two years, but not to exceed 2.7 times his average compensation for such years.

         Mr. Reese as of year-end 2001 held fully vested options to purchase 1,264,666 shares of Common Stock at exercise prices of $1.50 and $1.60 per share, and options to purchase 871,334 shares at exercise prices of $1.60, $2.50 and $7.00 per share, none of which were vested as of year-end 2001.

         The Company and Mr. Samuels entered into an employment agreement in July 2001 pursuant to which Mr. Samuels is employed by the Company as an advisor on intellectual property and general corporate matters and receives an annual salary of $200,000. Mr. Samuels' employment agreement contains non-competition provisions pursuant to which he has agreed not to engage in a business that is competitive with the Company during the term of his employment agreement and for one year thereafter.

         Mr. Samuels as of year-end 2001 held fully vested options to purchase 2,683,000 shares of Common Stock at exercise prices of $1.50 and $1.60 per share. Mr. Samuels also holds options to purchase an aggregate of 454,000 shares of Common Stock at an exercise price of $1.60 per share, none of which were exercisable as of year-end 2001.

         The Company and Mr. Crowley entered into an employment agreement in August 1995, as amended in January 2001. Mr. Crowley serves as President of HyperTV Networks, Inc. Mr. Crowley currently receives an annual salary of $275,000. Mr. Crowley's employment agreement contains non-competition provisions pursuant to which he has agreed not to engage in a business that is competitive with the Company during the term of his employment agreement and for one year thereafter.

         Mr. Crowley's employment agreement contains a change of control provision whereby, in certain circumstances, including the possibility that a person becomes the owner of 30% or more of the outstanding securities of the employer, then all stock options granted to Mr. Crowley shall become vested and exercisable and, at his option, he shall receive a special compensation payment for the exercise cost of all vested options upon exercising those options any time within twelve months after the effective date of the change of control. Additionally, if at any time within three years of said change of control Mr. Crowley is not retained or a new Chief Executive Officer is appointed. Mr. Crowley will receive a bonus equal on an after-tax basis to two times his average compensation for the previous two years, but not to exceed 2.7 times his average compensation for such years.

         Mr. Crowley as of year-end 2001 held fully vested options to purchase 731,333 shares of common stock at exercise prices of $1.50 and $1.60 and options to purchase 547,667 shares of common stock at exercise prices of $1.60, $2.50 and $7.00 per share, none of which were vested as of year-end 2001.

         The Company and Mr. Cline entered into an employment agreement in August 1995, as amended in January 2001. Mr. Cline serves as Chief Financial Officer. Mr. Cline currently receives an annual salary of $180,000. Mr. Cline's employment agreement contains non-competition provisions pursuant to which he agreed not to engage in a business that is competitive with the Company during the term of his employment agreement and for one year thereafter.

         Mr. Cline's employment agreement contains a change of control provision whereby, in certain circumstances, including the possibility that a person becomes the owner of 30% or more of the outstanding securities of the employer, then all stock options granted to Mr. Cline shall become vested and exercisable and, at his option, he shall receive a special compensation payment for the exercise cost of all vested options upon exercising those options any time within twelve months after the effective date of the change of control. Additionally, if upon said change of control Mr. Cline is not retained in his immediately prior position or a substantially similar position, Mr. Cline will receive a bonus equal on an after-tax basis to his current annual base salary.

         Mr. Cline as of year-end 2001 held 33,333 fully vested options to purchase shares of common stock at $9.00 per share and options to purchase 98,334 shares of common stock at exercise prices of $6.50, $9.00 and $13.50 per share, none of which were vested as of year-end 2001.

         At the time of issuance, all options to the Company's employees were granted at an exercise price equal to or greater than the prevailing market price for the Company's Common Stock.


                            Board Compensation Report

Executive Compensation Policy

         The Company's executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. In order to meet these goals, the Company's compensation policy for its executive officers focuses primarily on determining appropriate salary levels and providing long-term stock-based incentives. To a lesser extent, the Company's compensation policy also contemplates performance-based cash bonuses. The Company's compensation principles for the Chief Executive Officer are identical to those of the Company's other executive officers.

         Cash Compensation. In determining its recommendations for adjustments to officers' base salaries for fiscal 2001, the Company focused primarily on the scope of each officer's responsibilities, each officer's contributions to the Company's success in moving toward its long-term goals during the fiscal year, the accomplishment of goals set by the officer and approved by the Board for that year, the Company's assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of the Company's financial position. In certain situations, relating primarily to the completion of important transactions or developments, the Company may also pay cash bonuses, the amount of which will be determined based on the contribution of the officer and the benefit to the Company of the transaction or development.

         Equity Compensation. The grant of stock options to executive officers constitutes an important element of long-term compensation for the executive officers. The grant of stock options increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's Stockholders. The Board believes that stock options in the Company provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options also create an incentive for executive officers to remain with the Company for the long term. See "Stock Option Plans."

                Compensation Committee and Insider Participation

         The Compensation Committee of the Board of Directors ("Compensation Committee") is responsible for making all compensation decisions with respect to the executive officers of the Company. The Committee is composed of John C. Wilcox and Michael J. Pohl, who were elected to the Committee in July 2000 and July 2001, respectively. In 1999, the Committee retained the independent compensation consulting firm of Lyons, Benenson & Company Inc. ("LB & Co.") to review and evaluate the Company's compensation structure and policies. Following that review, LB & Co. advised the Company that its compensation structure and policies are appropriate and competitive as compared with those of similarly situated companies.

Chief Executive Officer Compensation

         As indicated above, the factors and criteria upon which the compensation of the Chief Executive Officer is based are identical to the criteria used in evaluating the compensation packages of the other executive officers of the Company. The Chief Executive Officer's individual contributions to the Company included his leadership role in establishing and retaining a strong management team, developing and implementing the Company's business plans and attracting investment capital to the Company. In addition, the Company reviewed compensation levels of chief executive officers at comparable companies with the Company's industry.

Respectfully submitted,

David Reese, Chairman
William C. Samuels, John C. Wilcox
and Michael J. Pohl.

                           Corporate Performance Graph

         The following graph shows a comparison of cumulative total stockholder returns from December 31, 1996 through December 31, 2001 for the Company, the Nasdaq Stock Market-U.S. Index ("Nasdaq") and the JP Morgan H&Q Technology Index ("H&Q").

                                                 Nasdaq Stock
       Dates          ACTV, Inc.       H&Q        Market-U.S.
       -----          ----------     ------      -------------
       Dec-96         100.00         100.00         100.00
       Jan-97          92.31         110.71         107.09
       Feb-97          84.62         101.67         101.17
       Mar-97          63.46          95.32          94.57
       Apr-97          61.54          98.85          97.52
       May-97          55.77         113.72         108.56
       Jun-97          52.88         114.73         111.90
       Jul-97          46.15         133.18         123.69
       Aug-97          54.81         133.56         123.50
       Sep-97          45.19         139.04         130.82
       Oct-97          55.77         124.19         124.01
       Nov-97          52.88         122.89         124.66
       Dec-97          50.00         117.24         122.48
       Jan-98          52.88         124.76         126.36
       Feb-98          51.92         139.59         138.23
       Mar-98          50.00         141.95         143.34
       Apr-98          46.15         147.48         145.77
       May-98          57.69         136.72         137.67
       Jun-98          60.58         145.33         147.28
       Jul-98          75.00         143.50         145.56
       Aug-98          57.69         112.85         116.70
       Sep-98          62.50         129.19         132.89
       Oct-98          51.92         140.08         138.73
       Nov-98         111.54         156.74         152.83
       Dec-98         117.31         182.36         172.68
       Jan-99         186.54         207.30         197.74
       Feb-99         246.15         184.33         180.04
       Mar-99         350.00         198.60         193.65
       Apr-99         488.46         196.61         199.89
       May-99         473.08         208.93         194.35
       Jun-99         426.92         235.22         211.83
       Jul-99         421.15         232.00         208.01
       Aug-99         336.54         243.29         216.81
       Sep-99         428.85         248.83         217.11
       Oct-99         486.54         274.95         234.51
       Nov-99         671.17         321.40         263.04
       Dec-99        1405.78         407.27         320.89
       Jan-00        1090.40         389.65         309.05
       Feb-00         925.02         498.03         367.84
       Mar-00        1078.86         459.42         360.25
       Apr-00         557.69         409.82         303.01
       May-00         375.02         360.32         266.45

                                                 Nasdaq Stock
       Dates          ACTV, Inc.       H&Q        Market-U.S.
       -----          ----------     ------      -------------
       Jun-00         459.63         412.65         313.24
       Jul-00         459.63         386.26         296.26
       Aug-00         548.09         454.33         331.28
       Sep-00         423.08         405.15         288.25
       Oct-00         302.89         368.27         264.57
       Nov-00         205.78         263.63         203.84
       Dec-00         130.77         263.28         193.01
       Jan-01         226.43         301.06         216.42
       Feb-01         147.11         215.03         167.56
       Mar-01         125.97         184.11         144.08
       Apr-01         113.85         219.39         165.57
       May-01          97.85         207.94         165.37
       Jun-01         102.46         205.23         169.81
       Jul-01          70.46         192.14         159.01
       Aug-01          81.23         170.93         141.68
       Sep-01          62.77         134.43         117.81
       Oct-01          66.15         154.06         132.93
       Nov-01          49.85         179.20         151.85
       Dec-01          57.54         181.99         153.15

         The graph assumes that the value of the investment in the Company's Common Stock, Nasdaq and H&Q was $100 on December 31, 1996 and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock.

                                  Stock Options


Stock Option Plans

         The Company's 1989 Non-Qualified Stock Option Plan (the "1989 NQSO Plan") was adopted by the Board of Directors in August 1989 and approved by the Stockholders in October 1989. The 1989 NQSO Plan provides for the issuance of up to an aggregate of 100,000 shares of Common Stock upon exercise of options granted to employees, officers, directors, consultants and independent contractors. The 1989 NQSO Plan grants the Board the discretion to establish the option exercise price, and that the option exercise price may be less than fair market value at the time of the grant of the option. Options granted under the 1989 NQSO Plan shall expire on a date determined by the Board or the Committee, but in no event later than three months after the termination of employment or retainer. The 1989 NQSO Plan generally provides that the purchase price must be delivered in cash, or if permitted by the Board or the Committee, services rendered or by a combination thereof. At December 31, 2001, 85,000 options were granted under the 1989 ISO Plan (net of cancellations), of which 82,000 had been exercised.

         The Company's 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors in April 1996 and approved by the Stockholders in July 1996. The purpose of the 1996 Plan is to grant officers, employees and others who provide significant services to the Company a favorable opportunity to acquire Common Stock so that they have an incentive to contribute to the Company's success and remain in its employ. Under the 1996 Plan, the Company is authorized to issue options for a total of 500,000 shares of Common Stock. At December 31, 2001, 493,484 options had been granted under the 1996 Plan (net of cancellations), of which 397,879 had been exercised.

         The Company's 1998 Stock Option Plan (the "1998 Plan") was adopted by the Board of Directors in April 1998 and approved by the Stockholders in June 1998. The purpose of the 1998 Plan is to grant officers, employees and others who provide significant services to the Company a favorable opportunity to acquire Common Stock so that they have an incentive to contribute to the Company's success and remain in its employ. Under the 1998 Plan, the Company is authorized to issue options to purchase up to 900,000 shares of Common Stock. At December 31, 2001, 761,998 options were granted under the 1998 Plan (net of cancellations), of which 190,995 had been exercised.

         The Company's 1999 Stock Incentive Plan (the "1999 Plan") was adopted by the Board of Directors in March, 1999 and approved by the Stockholders in May, 1999. The purpose of the 1999 Plan is to grant officers, employees and others who provide significant services to the Company a favorable opportunity to acquire Common Stock so that they have an incentive to contribute to the Company's success and remain in its employ. Under the 1999 Plan, the Company is authorized to issue options to purchase up to 1,500,000 shares of Common Stock. At December 31, 2001, 1,222,500 options were granted under the 1999 Plan (net of cancellations), of which 164,047 had been exercised.

         The Company's 2000 Stock Incentive Plan (the "2000 Plan") was adopted by the Board of Directors in March 2000 and by the Stockholders in May 2000. The 2000 Plan is intended to benefit the Stockholders of the Company by providing a means to attract, retain and reward individuals who can and do contribute to the longer-term financial success of the Company. Further, the recipients of stock-based awards under the 2000 Plan should identify their success with that of the Company's Stockholders and, therefore, be encouraged to increase their proprietary interest in the Company. All directors, executive officers, employees, consultants and other persons who perform significant services for or on behalf of the Company are eligible to participate in the 2000 Plan.

         Under the 2000 Plan, the Company is authorized to issue options, subject to adjustment, to purchase up to 4,000,000 shares of Common Stock. The shares of Common Stock to be offered under the 2000 Plan shall not exceed the sum of (i) 4,000,000; (ii) any shares available for future awards under the Company's 1996 Plan, 1998 Plan and 1999 Plan as of the effective date of the 2000 Plan; and (iii) any shares that are represented by awards previously granted whether under a prior plan of the Company or otherwise, which are forfeited, expire or are canceled without the delivery of shares or which result in the forfeiture of shares back to the Company.

         At December 31, 2001, 2,905,116 options were granted under the 2000 Plan (net of cancellations), of which 30,107 had been exercised.

         The Company's 2001 Stock Incentive Plan (the "2001 Plan") was adopted by the Board of Directors in July 2001 and by the Stockholders in August 2001. The 2001 Plan is intended to benefit the Stockholders of the Company by providing a means to attract, retain and reward individuals who contribute to the longer-term financial success of the Company. All directors, executive officers, employees, consultants and other persons who perform significant services for or on behalf of the Company are eligible to participate in the 2001 Plan.

         Under the 2001 Plan, the Company is authorized to issue options, subject to adjustment, to purchase up to 1,500,000 shares of Common Stock. As of December 31, 2001, there were no options granted under the 2001 Plan.

         As of December 31, 2001, the Company has also issued and outstanding 8,714,412 options to purchase shares of Common Stock at varying prices, expiring at dates from 1999 to 2010, that are not part of the Plans. These include options to (i) Mr. Samuels for 1,505,000 shares at $1.50 per share and options for 908,000 shares at $1.60 per share; (ii) Mr. Reese for 694,000 shares at $1.50 per share, 570,686 shares at $1.60 per share, 300,000 shares at $7.00 per share, and 286,000 shares at $2.50 per share; (iii) Mr. Crowley for 384,000 shares at $1.50 per share, 347,333 shares at $1.60 per share, 200,000 shares at $7.00 per share, and 174,000 shares at $2.50 per share. During the year ended December 31, 2001, these executive officers exercised 680,000 options that are not part of the Plans.

Section 401(k) Plan

         During 1996, the Company adopted a Savings and Retirement Plan (the "401(k) Plan") covering the Company's full-time employees, the 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings on such contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($10,500 in 2001) and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by the Company on behalf of all participants in the 401(k) Plan.


                             SECTION 16(a) REPORTING

         As under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding ten percent or more of the Company's Common Stock must report on their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and to the National Association of Securities Dealers, Inc.'s Automated Quotation System. Specific due dates for these reports have been established. During the year ended December 31, 2001 the Company believes all reports on behalf of its executive officers and directors for all transactions were filed on a timely basis.

                       MEETINGS OF THE BOARD OF DIRECTORS

         There were six meetings of the Company's Board of Directors during 2001. All of the Directors were either present or participated by telephone conference call at such meetings.

         The Company has a Compensation and Stock Option Committee (the "Compensation Committee"), which during 2001 consisted of John C. Wilcox, Steven
W. Schuster (through July 9, 2001) and Michael J. Pohl (beginning July 27,
2001). The Compensation Committee decides issues relating to compensation and stock options. There was one meeting of the Compensation Committee during 2001.


         The Company also has an Audit Committee, which during 2001 consisted of John C. Wilcox, Steven W. Schuster (through July 9, 2001), Melvyn N. Klein (beginning May 31, 2001) and Michael J. Pohl (beginning July 27, 2001). There were four meetings of the Company's Audit Committee during 2001.

Audit Committee Report

       The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2001 with management and has received the written disclosures and the letter from Deloitte & Touche LLP, the Company's independent auditors, required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committee). The Audit Committee has also discussed with Deloitte & Touche LLP the Company's audited financial statements for the fiscal year ended December 31, 2001, including among other things the quality of the Company's accounting principles, the methodologies and accounting principles applied to significant transactions, the underlying processes and estimates used by management in its financial statements and the basis for the auditor's conclusions regarding the reasonableness of those estimates, and the auditor's independence, as well as the other matters required by Statement on Auditing Standards No. 61 of the Auditing Standards Board of the American Institute of Certified Public Accountants.

         Based on these discussions with Deloitte & Touche LLP and the results of the audit of the Company's financial statements, the Audit Committee members recommended unanimously to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

         Each of the Audit Committee members, as listed above, are independent directors as defined by the NASD's rules.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In September 1998, Liberty Media invested $5 million in the Company and in return for its investment received 2,500,000 shares of Common Stock and an option to purchase an additional $5 million of Common Stock. Also in September 1998, the Company and Liberty Media created LMC IATV Events, LLC to license and produce individualized marquee national or international pay-per-view events. In connection with this venture, the Company granted LMC IATV Events an exclusive license to produce and distribute pay-per-view events that incorporate the Company's individualized programming enhancements.

         In March 1999, Liberty Media exercised its option to purchase Common Stock for $5 million and purchased additional Common Stock at $8.00 per share for $4 million. The Company also issued warrants to Liberty Media which, if fully exercised, would require Liberty Media to invest an additional $90 million in the Company. These warrants were fully exercisable, had a weighted average exercise price of $12.00 and expired in three equal tranches in March 2000, 2001 and 2004. On March 28, 2000, Liberty exercised the first tranche of its warrants for 2,500,000 shares of the Company's unregistered Common Stock. The second tranche expired in March 2001, resulting in the expiration of the third tranche. Liberty Media has demand registration rights with respect to the Common Stock it acquired in these transactions.

         In connection with Liberty Media's purchases of Common Stock of the Company in 1998 and 1999, Liberty Media acquired the right to nominate members to the Company's Board based on the number of shares of Common Stock it actually owns. The Company has agreed to use its reasonable best efforts to have Liberty Media's nominees elected to the Company's Board. To date, Liberty Media has not exercised this right.

         In April 2000, the Company entered into an agreement with Liberty Livewire, a unit of Liberty Media, to jointly market HyperTV With Livewire. Liberty Livewire is the U.S. leader in audio and video post-production and location services. The agreement gives Liberty Livewire the right to provide content creation services and, through its affiliate AT&T IP Services, a scaleable hosting infrastructure for HyperTV With Livewire. Pursuant to the agreement creating HyperTV With Livewire, the Company received warrants to purchase 2.5 million shares of Liberty Livewire common stock.

         All current transactions between the Company and its officers, directors and principal stockholders or any affiliates thereof are, and in the future such transactions will be, on terms no less favorable to the Company than could be obtained from unaffiliated third-parties.

                                 PROPOSAL NO. 2


              RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE, LLP
                     AS THE COMPANY'S INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

         The Board of Directors of the Company has adopted resolutions appointing Deloitte & Touche, LLP as the Company's independent certified public accountants for the ensuing year. Deloitte & Touche, LLP, which has served as the Company's independent certified public accountants since 1989, is familiar with the Company's operations, accounting policies and procedures and is, in the Company's opinion, well-qualified to act in this capacity. A member of Deloitte & Touche, LLP will be available to answer questions and will have the opportunity to make a statement if he or she so desires at the Annual Meeting of Stockholders.


Deloitte & Touche, LLP Fees for Fiscal 2001

         Audit Fees. Audit fees billed to the Company by Deloitte & Touche, LLP for the fiscal year ended December 31, 2001, for review of the Company's annual financial statements, and those financial statements included in the Company(1)s quarterly reports on Form 10-Q totaled $137,000.

         Financial Information Systems Design and Implementation Fees. Deloitte & Touche, LLP did not perform any financial information technology services for the Company during the fiscal year ended December 31, 2001.

         All Other Fees. The aggregate fees billed by Deloitte & Touche, LLP for all other services rendered to the Company for the fiscal year ended December 31, 2001 totaled $156,780.

Stockholder Vote Required

         Ratification of the appointment of Deloitte & Touche, LLP as the Company's independent certified public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
           THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS THE COMPANY'S
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.


                                  OTHER MATTERS

         The Board of Directors does not know of any matters other than those referred to in the notice of meeting that will be presented for consideration at the Meeting. However, it is possible that certain proposals may be raised at the Meeting by one or more Stockholders. In such case, or if any other matter should properly come before the Meeting, it is the intention of the person named in the accompanying proxy to vote such proxy in accordance with his or her best judgment.

                             SOLICITATION OF PROXIES

         The cost of soliciting proxies will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and telegram by directors, officers and employees of the Company. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of the Company's capital stock.

                              STOCKHOLDER PROPOSALS

         Proposals of Stockholders of the Company that are intended to be presented by such Stockholders at the Company's next Annual Meeting of Stockholders must be received by the Company no later than January 1, 2003 in order that they may be considered for inclusion in the Proxy Statement and form of proxy relating to that Meeting.

                  ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
                                   COMMISSION

         Copies of the annual report (Form 10-K) of the Company for the year ended December 31, 2001, as filed with the Securities and Exchange Commission (without exhibits), and any amendments thereto, are available to Stockholders free of charge by writing to ACTV, Inc., 233 Park Avenue South, 10th Floor, New York, New York 10003-1604.


                                        By Order of the
                                        Board of Directors
                                        of ACTV, Inc.

                                        /s/ DAVID REESE
                                        -------------------------
                                        David Reese
                                        Chairman

April 30, 2002

PROXY BY MAIL

Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

This Proxy is solicited on behalf of ACTV, Inc.'s Board of Directors.

                                                FOR      WITHHELD
1.       To elect two Class III directors       ALL      FOR ALL      ABSTAIN
         to hold office for a term of
         three years.                           / /        / /         / /

Nominees:

         01       William C. Samuels
         02       John C. Wilcox

INSTRUCTION: To withhold authority to vote for any individual, write that nominee's name in the space provided below.

2        To ratify the appointment of           FOR      AGAINST      ABSTAIN
         Deloitte & Touche, LLP
         as the Company's independent
         certified public accountants.          / /       / /           / /

3. In their discretion, upon such other matter or matters that may properly come before the meeting, or any adjournments thereof.

         The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

Please mark, sign and mail your proxy promptly in the envelope provided.

     --------------------------------------------------------------------------
     | IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS BELOW. |
     --------------------------------------------------------------------------


                     ----------------------------------------
                     |                                       |
                     |    COMPANY NUMBER:                    |
                     |                                       |
                     |    PROXY NUMBER:                      |
                     |                                       |
                     |    ACCOUNT NUMBER:                    |
                     |                                       |
                     ----------------------------------------

Signature                      Signature                   Date
         -------------------            ------------------    ---------------

Note: Please sign exactly as name appears in the Company's records. Joint owners should each sign. When signing as attorney, executor or trustee, please give title as such.

          ----------------------------------------------------
          |  FOLD AND DETACH HERE AND READ THE REVERSE SIDE   |
          ----------------------------------------------------


                       LOGO        VOTE BY INTERNET          LOGO


                                   ACTV, INC.


|_| You can now vote your shares electronically through the Internet.
|_| This eliminates the need to return the proxy card.
|_| Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
www.actv.com

Have your proxy card in hand when you access the above Website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

                           TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

                  PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED
                                 ELECTRONICALLY

          GENERAL PROXY - ANNUAL MEETING OF STOCKHOLDERS OF ACTV, INC.


         The undersigned hereby appoints David Reese, with full power of substitution, proxy to vote all of the shares of Common Stock of the undersigned and with all of the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of ACTV, Inc., to be held at the W Hotel-Union Square, 201 Park Avenue South, New York, New York 10003, on June 27, 2002 at 9:30a.m., and at all adjournments thereof, upon the matters specified on the reverse side, all as more fully described in the Proxy Statement dated April 30, 2002 and with the discretionary powers upon all other matters which come before the meeting or any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)

       ------------------------------------------------------------------
                              FOLD AND DETACH HERE